Exhibit 99.1

GETTY REALTY ANNOUNCES NEW CHIEF FINANCIAL OFFICER

- Appoints Danion Fielding as Vice President, Chief Financial Officer and Treasurer -

JERICHO, NY, February 1, 2016 — Getty Realty Corp. (NYSE:GTY) announced today that Danion Fielding has been named Vice President, Chief Financial Officer and Treasurer, effective February 1, 2016.

Prior to joining Getty, Mr. Fielding held various positions in real estate, finance and investment banking. Most recently he was the Founder and Principal of Wilbraham Capital, a real estate private equity company focused on building a portfolio of medical office buildings. Prior to this, Mr. Fielding was Executive Vice President of Finance with the Moinian Group, a privately held New York City commercial office real estate company.

Mr. Fielding gained his public company experience as Vice President of Finance with Nationwide Health Properties where he was responsible for investments, capital markets activities, treasury and investor relations. Prior to joining NHP, Mr. Fielding was an investment banker in the Real Estate, Lodging and Gaming Group at J.P. Morgan Securities and before that was with PricewaterhouseCoopers and Daiwa Securities. Mr. Fielding earned an MBA in Corporate Finance from The University of North Carolina, Kenan-Flagler Business School and holds a Master of Science in Data Communications from the University College of London and a Master of Engineering with Honors from the University of Manchester.

Christopher J. Constant Getty’s President and Chief Executive Officer commented, “With a proven track record in capital markets and real estate finance, Danion brings deep experience and an important combination of executive-level skills, relationships and leadership to Getty. With the addition of Danion, we have further strengthened our management team. Our leadership team is committed to maximizing cash flow and our return on invested capital and we welcome Danion’s contributions as we execute on our portfolio strategy while selectively pursuing additional opportunities for growth in the net lease sector over the long-term.”

About Getty Realty Corp.

Getty Realty Corp. is the leading publicly traded real estate investment trust in the United States specializing in ownership, leasing and financing of convenience store/gas station properties. The Company owns and leases approximately 850 properties nationwide.

Contact: Christopher J. Constant

                    (516) 478-5460